                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION               EXHIBIT 3.1
                                       OF
                        VISTA MEDICAL TECHNOLOGIES, INC.

     The undersigned, John Lyon and Robert DeVaere, hereby certify that:

     ONE:   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 31, 1996.

     TWO: The Certificate of Incorporation of this corporation is amended and restated to read as follows:

                                   ARTICLE I.

     The name of the corporation (hereinafter called "Corporation") is Vista Medical Technologies, Inc.

                                   ARTICLE II.

     The address of the registered office of the Corporation in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901, and the name of the registered agent of the Corporation in the State of Delaware at such address is CorpAmerica, Inc.

                                  ARTICLE III.

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV.

     A. CLASSES OF STOCK. This Corporation is authorized to issue two (2) classes of shares, to be designated "Common" and "Preferred" and referred to herein as the "Common Shares" or the "Preferred Shares" respectively. The total number of Common Shares the Corporation is authorized to issue is twenty-five million (25,000,000). The par value is $0.01 per share. The total number of Preferred Shares the Corporation is authorized to issue is eighteen million (18,000,000). The par value is $0.01 per share.

          The Board of Directors of the Corporation may divide the Preferred Shares into any number of series. The Board of Directors shall fix the designation and number of


                                       1.

shares of each such series. The Board of Directors may determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the Preferred Shares. The Board of Directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series.

     B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES A-1 PREFERRED STOCK, SERIES A-3 PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.

          1. DESIGNATION OF SERIES A-1 PREFERRED STOCK, SERIES A-3 PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK. Eight Million Three Hundred Thousand (8,300,000) shares of Preferred Stock are designated Series A-1 Preferred Stock (the "Series A-1 Preferred") with the rights, preferences and privileges specified herein. Five Hundred Thousand (500,000) shares of Preferred Stock are designated Series A-3 Preferred Stock (the "Series A-3 Preferred") with the rights, preferences and privileges specified herein. Three Million One Hundred Thousand (3,100,000) shares of Preferred Stock are designated Series B Preferred Stock (the "Series B Preferred") with the rights, preferences and privileges specified herein. Two Million (2,000,000) shares of Preferred Stock are designated Series C Preferred Stock (the "Series C Preferred") with the rights, preferences and privileges specified herein. As used in this Article IV, Section B., the term "Series A Preferred" shall refer to the Series A-1 Preferred and the Series A-3 Preferred. As used in this
Article IV, Section B., the term "Preferred Stock" shall refer to the Series A-1 Preferred, the Series A-3 Preferred, the Series B Preferred and the Series C Preferred.

          2. DIVIDEND RIGHTS OF PREFERRED STOCK. The holders of the then outstanding shares of Preferred Stock shall be entitled to receive dividends pro rata, in preference to any dividend on the Common Stock of this Corporation ("Common"), at the rate of eight percent (8%) of the Original Purchase Price per share (as defined below) per annum, whenever funds are legally available and when and as declared by the Board of Directors. The dividends shall be non-cumulative. The original purchase price of the Series A Preferred shall be $1.325 per share (the "Series A Original Purchase Price"). The original purchase price of the Series B Preferred shall be $4.00 per share (the "Series B Original Purchase Price"). The original purchase price of the Series C Preferred shall be $5.00 per share (the "Series C Original Purchase Price"). As used in this Section 2, the term "Original Purchase Price" shall refer to the Series A Original Purchase Price, the Series B Original Purchase Price or the Series C Original Purchase Price, as the case may be.

          3.   LIQUIDATION PREFERENCE.

               a. In the event of any liquidation event, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive pro rata, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common by reason of their ownership thereof, with respect to the Series C Preferred, the sum of (i) $5.00 per share for each share of Series C Preferred then


                                       2.

held by them and (ii) an amount equal to all declared but unpaid dividends on the Series C Preferred then held by them, with respect to the Series B Preferred, the sum of (i) $4.00 per share for each share of Series B Preferred then held by them and (ii) an amount equal to all declared but unpaid dividends on the Series B Preferred then held by them, and, with respect to the Series A Preferred, the sum of (i) $1.325 per share for each share of Series A Preferred then held by them and (ii) an amount equal to all declared but unpaid dividends on the Series A Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this
Section 3 if such distribution had been sufficient to permit the full payment of such preferential amount.

               b. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled pursuant to Section 3.a. above, the holders of the Common and Preferred Stock shall be entitled to receive the remaining assets of the Corporation in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have the right to acquire upon conversion of Preferred Stock until such time as the distributions made to the holders of the Preferred Stock (taken together with all payments made pursuant to Section 3.a. above) equal, with respect to the Series A Preferred, $3.975 per share for each share of Series A Preferred then held by them, with respect to the Series B Preferred, $12.00 per share for each share of Series B Preferred then held by them and, with respect to the Series C Preferred, $15.00 per share for each share of Series C Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the Corporation legally available for distribution after payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled pursuant to Section 3.a. above shall be distributed ratably among the holders of the Common and Preferred Stock in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this Section 3 if such distribution had been sufficient to permit the full payment of the preferential amounts under this Section 3.b. to the holders of the Preferred Stock.

               c. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled pursuant to Sections 3.a. and 3.b. above, the holders of the Common shall be entitled to receive all remaining assets of the Corporation in proportion to the shares of Common Stock then held by them.

               d. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused


                                       3.

to be issued, by the acquiring Corporation or its subsidiary in which the stockholders of the Corporation are holders of less than 50% of voting power of the surviving corporation.

          4. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               a. OPTIONAL AND AUTOMATIC CONVERSION. Each share of Preferred Stock shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common as is determined by dividing, with respect to the Series A Preferred, $1.325, with respect to the Series B Preferred, $4.00, or, with respect to the Series C Preferred, $5.00 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion of the Series A-1 Preferred (the "Series A-1 Conversion Price") shall initially be $1.325 per share of Common. The price at which shares of Common shall be deliverable upon conversion of the Series A-3 Preferred (the "Series A-3 Conversion Price") shall initially be $1.325 per share of Common. The price at which shares of Common shall be deliverable upon conversion of the Series B Preferred (the "Series B Conversion Price") shall initially be $4.00 per share of Common. The price at which shares of Common shall be deliverable upon conversion of the Series C Preferred (the "Series C Conversion Price") shall initially be $5.00 per share of Common. As used in this Section 4., the term "Conversion Price" shall refer to the Series A-1 Conversion Price, the Series A-3 Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as the case may be. The initial Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price shall be subject to adjustment as hereinafter provided.

     Each share of Preferred Stock shall automatically be converted into shares of Common at the then effective Conversion Price in the event of either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common (whether for the account of the Corporation or for the account of one or more stockholders of the Corporation) of the Corporation to the public in which the aggregate gross cash proceeds to the Corporation (prior to underwriters' discounts and expenses) are equal to or exceed $15,000,000 and the public offering price is equal to or exceeds $5.00 per share of Common (as adjusted for any stock dividends, combinations or splits with respect to such shares) (a "Qualified Public Offering") or (ii) the written consent of holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock voting together as a single class (a "Qualifying Consent"). In the event of the automatic conversion of the Preferred Stock upon a Qualified Public Offering, the conversion of Preferred Stock shall be deemed to have occurred immediately prior to the closing of such Qualified Public Offering. In the event of the automatic conversion of the shares of Preferred Stock upon a Qualifying Consent, the conversion of Preferred Stock shall be deemed to have occurred on the date specified in such Qualifying Consent.


                                       4.

               b. MECHANICS OF CONVERSION. No fractional shares of Common shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4.a.). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common, and any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date (except that in the event of an automatic conversion (i) upon a Qualified Public Offering pursuant to Section 4.a. such conversion shall be deemed to have been made immediately prior to the closing of the Qualified Public Offering and (ii) upon a Qualifying Consent pursuant to Section 4.a. such conversion shall be deemed to have been made on the date specified in such Qualifying Consent). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               c. ADJUSTMENTS TO SERIES A-1 CONVERSION PRICE, SERIES A-3 CONVERSION PRICE, SERIES B CONVERSION PRICE AND SERIES C CONVERSION PRICE FOR DILUTIVE ISSUES.

                    (1) SPECIAL DEFINITIONS. For purposes of this Section 4.c. and Section 5, the following definitions shall apply:

                         (a)  "OPTION" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

                         (b)  "ORIGINAL ISSUE DATE" shall mean, with respect to
the Series A-1 Preferred, the date on which a share of Series A-1 Preferred was first issued, and with respect to the Series A-3 Preferred, the date on which a share of Series A-3 Preferred was first issued, with respect to the Series B Preferred, the date on which a share


                                       5.

of Series B Preferred was first issued and with respect to the Series C Preferred, the date on which a share of Series C Preferred was first issued.

                         (c)  "CONVERTIBLE SECURITIES" shall mean any evidences
of indebtedness, shares (other than Common and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common.

                         (d)  "ADDITIONAL SHARES OF COMMON" shall mean all
shares of Common issued (or, pursuant to Section 4.c.(3), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common issued or issuable:

                              i)   upon conversion of shares of Preferred Stock
authorized herein;

                              ii)  to officers, directors or employees of, or
consultants to, the Corporation pursuant to any plan or agreement approved by the Board of Directors;

                              iii) as a dividend or distribution on the
Preferred Stock or any event for which adjustment is made pursuant to Sections 4.d. or 4.e. hereof;

                              iv)  in connection with equipment leasing or bank
financing transactions, provided such shares are issued for other than primarily equity financing purposes;

                              v)   pursuant to transactions involving technology
licensing, research or development activities or the distribution or manufacture of the Corporation's products, provided that each of the forgoing transactions is for other than primarily equity financing purposes; or

                              vi)  by way of dividend or other distribution on
shares excluded from the definition of Additional Shares of Common by the foregoing clauses i) through v) or this clause vi) or on shares of Common so excluded.

                    (2)  NO ADJUSTMENT OF SERIES A-1 CONVERSION PRICE,
SERIES A-3 CONVERSION PRICE, SERIES B CONVERSION PRICE OR SERIES C CONVERSION PRICE. No adjustment in the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, in effect on the date of, and immediately prior to, the issue of such Additional Shares.


                                       6.

                    (3) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON -- OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common are deemed to be issued:

                         (a)  no further adjustment in the Series A-1 Conversion
Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (b)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decreases in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (c)  no readjustment pursuant to clause (b) above shall
have the effect of increasing the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price to an amount which exceeds the lower of (i) such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, on the original adjustment date with respect to such deemed issuance of Additional Shares of Common, or (ii) such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common between such original adjustment date and such readjustment date; and

                         (d)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar


                                       7.

as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

                    (4) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4.c.(3)) without consideration or for a consideration per share less than the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, by a fraction, the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, in effect immediately prior to such issue; and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this
Section 4.c.(4): (i) no shares of Common issued or issuable upon conversion of Preferred Stock shall be deemed to be outstanding and all such shares shall be excluded from such calculation, (ii) all shares of Common issuable upon conversion of outstanding Options and Convertible Securities (excluding outstanding Preferred Stock) shall be deemed to be outstanding and all such shares shall be included in such calculation, and (iii) except as provided in the foregoing clauses (i) and (ii) above, immediately after any Additional Shares of Common are deemed issued pursuant to Section 4.c.(3), such Additional Shares of Common shall be deemed to be outstanding. The Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price shall not be increased except as set forth in Section 4.c.(3)(b) and in Section 4.d.

                    (5)  DETERMINATION OF CONSIDERATION.  For purposes of this
Section 4.c., the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                         (a)  CASH AND PROPERTY.  Such consideration shall:

                              i)   insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              ii)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and


                                       8.

                              iii) in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses i) and ii) above, as reasonably determined in good faith by the Board of Directors.

                         (b)  OPTIONS AND CONVERTIBLE SECURITIES.  The
consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4.c.(3), relating to Options and Convertible Securities, shall be determined by dividing:

                              i)   the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              ii)  the maximum number of shares of Common (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               d. ADJUSTMENT FOR STOCK SPLITS, DIVIDENDS AND COMBINATIONS. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common, or shall issue a dividend of Common on its outstanding Common, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect immediately before that subdivision or dividend shall be proportionately decreased, and conversely, if the Corporation shall combine the outstanding shares of Common, the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.d. shall become effective at the close of business on the date the subdivision or combination becomes effective or on the date on which the dividend is declared.

               e. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common, then, and in each such event, provision shall be made so that the holders of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred been


                                       9.

converted into Common on the date of such event, giving effect to all adjustments called for with respect to such securities during the period from the date of such event to and including the conversion date.

               f. ADJUSTMENT FOR MERGER OR REORGANIZATION. In case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or conveyance provided for elsewhere in this Section 4 or Section 3), provisions shall be made so that holders of shares of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common of the Corporation deliverable upon conversion of such Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred would have been entitled upon such consolidation, merger or conveyance; and, in any case, appropriate adjustment (as reasonably determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred.

               g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common issuable upon the conversion of the Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall be changed into the same or different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than as set forth above in this Section 4), then and in each such event the holder of each share of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common into which such shares of Series A-1 Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               h. NO IMPAIRMENT. The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A-1 Preferred, Preferred, Series A-3 Preferred, Series B Preferred and Series C Preferred against impairment.


                                       10.

               i. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustments or readjustments in accordance with the terms hereof and furnish to each holder of any such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A-1 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price or Series C Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

               j. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this Corporation.

               k. COMMON STOCK RESERVED. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose.

          5. VOTING RIGHTS. Each holder of shares of Series A-1 Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series A-1 Preferred could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common. The Series A-3 Preferred shall be non-voting Preferred, except as otherwise required by law. Each holder of shares of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series B Preferred could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common. Each holder of shares of Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series C Preferred could be


                                       11.

converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common. Each holder of Common shall be entitled to one vote per share of Common held by such holder. The holder of each share of Series A-1 Preferred, Series B Preferred and Series C Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common upon all matters submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote and except as provided in Section 6 below. Fractional votes by the holders of Series A-1 Preferred, Series B Preferred and Series C Preferred shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number.

          6.   RESTRICTIONS AND LIMITS.

               a. So long as fifty percent (50%) or more of the originally issued shares of Series A-1 Preferred, Series B Preferred and Series C Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A-1 Preferred, Series B Preferred and Series C Preferred, voting as a class:

                    (1) amend or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A-1 Preferred, Series B Preferred or Series C Preferred;

                    (2) create any new series or class of stock having any rights, preferences or privileges senior to or on a parity with any such rights, preferences or privileges of the Series A-1 Preferred, Series B Preferred or Series C Preferred;

                    (3) increase or decrease the authorized number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Preferred;

                    (4) pay any dividend on, or redeem, repurchase or otherwise acquire any shares of, the Common or Preferred (other than (i) any repurchases of shares of Common held by an employee of the Corporation upon termination of employment, and (ii) as approved by the Board of Directors);

                    (5) merge into or consolidate with any other corporation or entity (other than any transaction in which the Corporation's stockholders own a majority of the securities of the surviving corporation) or sell all or substantially all of the assets of the Corporation;

                    (6) amend, or take any action intended to circumvent, the provisions of this Section 6.


                                       12.

          7. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not otherwise expressly provided for in this Amended and Restated Certificate of Incorporation shall be vested in the Common.

          9. REPURCHASE OF SHARES. In connection with repurchases by this Corporation of its Common Stock pursuant to agreements with certain of the holders thereof approved by this Corporation's Board of Directors, each holder of Preferred Stock shall be deemed to have waived the application, in whole or in part, of any provisions of the Delaware General Corporation Law or any applicable law of any other state which might limit or prevent or prohibit such repurchases.

                                   ARTICLE V.

     A.   EXCULPATION.

          1. CALIFORNIA. The liability of each and every director of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          2. DELAWARE. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          3. CONSISTENCY. In the event of any inconsistency between Sections 1 and 2 of this subsection A, the controlling Section, as to any particular issue with regard to any particular matter, shall be the one which provides to the director in question the greatest protection from liability.

     B.   INDEMNIFICATION.

          1. CALIFORNIA. This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law. Moreover, this Corporation is authorized to provide indemnification of (and advancement


                                       13.

of expenses to) agents (as defined in Section 317 of the California Corporations
Code) through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to the Corporation and its stockholders.

          2. DELAWARE. To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          3. CONSISTENCY. In the event of any inconsistency between Sections 1 and 2 of this subsection B, the controlling Section, as to any particular issue with regard to any particular matter, shall be the one which authorizes for the benefit of the agent or other person in question the provision of the fullest, promptest, most certain or otherwise most favorable indemnification and/or advancement.

     C. EFFECT OF REPEAL OR MODIFICATION. Any repeal or modification of any of the foregoing provisions of this Article V shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                   ARTICLE VI.

     The Corporation shall have perpetual existence.

                                  ARTICLE VII.

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                  ARTICLE VIII.

     Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.


                                       14.

                                   ARTICLE IX.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                    * * * * *

     THREE: The foregoing Amendment and Restatement of Certificate of Incorporation has been duly approved by the Board of Directors.

     FOUR: The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation is 712,250 shares of Common Stock, 8,094,340 shares of Series A-1 Preferred Stock, 154,581 shares of Series A-3 Preferred Stock and 1,325,331 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being (a) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock (voting together on an as-converted basis), (b) a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock (voting together as a class) and (c) 66 2/3% of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock (voting together as a class). The holders of Series A-3 are not entitled to vote, except as required by law.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


                                       15.

          IN WITNESS WHEREOF, the undersigned have executed this certificate on November 25, 1996.



                                   /s/ John Lyon
                                   ---------------------------------------------
                                   John Lyon, President



                                   /s/ Robert De Vaere
                                   ---------------------------------------------
                                   Robert De Vaere, Assistant Secretary


          The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Certificate of Incorporation and know the contents thereof, and that the statements therein are true.

          Executed at San Diego, California, on November 25, 1996.




                                             /s/ John Lyon
                                             -----------------------------------
                                             John Lyon



                                             /s/ Robert De Vaere
                                             -----------------------------------
                                             Robert De Vaere


                                       16.

                         CERTIFICATE OF AMENDMENT OF THE
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                        VISTA MEDICAL TECHNOLOGIES, INC.



     Vista Medical Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendments to be advisable and recommended for approval by the stockholders of the Corporation. The resolutions setting forth the proposed amendments are as follows:

     NOW, THEREFORE, BE IT RESOLVED, that the FIRST paragraph of Section A of
     Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

          "A.  CLASSES OF STOCK.  This Corporation is authorized to issue two
     (2) classes of shares, to be designated "Common" and "Preferred" and referred to herein as the "Common Stock" or the "Preferred Stock" respectively. The total number of shares of Common Stock the Corporation is authorized to issue is twenty-five million (25,000,000). The par value is $0.01 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is eighteen million (18,000,000). The par value is $0.01 per share.

          Upon the amendment of this Article IV as set forth herein, each four shares of Common Stock, par value $0.01, issued and outstanding at such time shall be combined, reclassified and converted into three shares of Common Stock, par value $0.01 (the "new shares"). No fractional share shall be issued upon the combination, reclassification and conversion of any share or shares of Common Stock. All shares of Common Stock (including fractions thereof) issuable upon the combination, reclassification and conversion of one or more shares of Common Stock by a holder thereof (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock) shall be aggregated for purposes of determining whether the combination, reclassification and conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the combination, reclassification and conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock (as determined in a reasonable manner by the Board of Directors or a committee thereof) as of the date of filing of this Certificate of Amendment. An amount shall be transferred from capital to surplus so that the amount of capital represented by the new shares in the aggregate at the time of filing of this Certificate of Amendment shall equal the aggregate number of new shares multiplied by $0.01. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Certificate of Amendment shall represent such number of new shares as combined, reclassified and converted following the filing of this Certificate of Amendment. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, $0.01 par value, duly endorsed, at the office of this Corporation, this Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid."

     SECOND: That, thereafter, the stockholders approved the foregoing amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation is 720,633 shares of Common Stock, 8,094,340 shares of Series A-1 Preferred Stock, 154,581 shares of Series A-3 Preferred Stock, 1,325,331 shares of Series B Preferred Stock and 2,000,000 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being (a) a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together on an as-converted basis), (b) a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a class) and (c) 66 2/3% of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a class). The holders of Series A-3 are not entitled to vote, except as required by law.


                                       2.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                       3.

     IN WITNESS WHEREOF, said Vista Medical Technologies, Inc. has caused this certificate to be signed by John R. Lyon, its President, and Robert De Vaere, its Secretary, this 28th day of February, 1997.




                              By:  /s/ John R. Lyon
                                   ---------------------------------------------
                                   John R. Lyon, President




                              By:       /s/ Robert De Vaere
                                   ---------------------------------------------
                                   Robert De Vaere, Secretary













                  [SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]


                                       4.